Exhibit 23.2
Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-266106 and No. 333-262043), Form S-3D (No. 333-264117) and Form S-8 (No. 333-234475) of Kinetik Holdings Inc. (“Kinetik”) of our report dated February 15, 2023, relating to the financial statements of Permian Highway Pipeline LLC, which appears as Exhibit 99.1 to this Annual Report on Form 10-K of Kinetik.

/s/ BDO USA, P.C.

Houston, Texas
March 5, 2024